                                                                 EXHIBIT (a)(16)

                                 [COOKER LOGO]

                         COOKER RESTAURANT CORPORATION
               SUPPLEMENT TO THE OFFER TO PURCHASE FOR CASH UP TO
             4,000,000 SHARES OF ITS COMMON STOCK WITHOUT PAR VALUE
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                  AT A PURCHASE PRICE NOT GREATER THAN $12.00
                         NOR LESS THAN $10.50 PER SHARE

THE OFFER HAS BEEN FURTHER EXTENDED. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS NOW EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 25, 1998, UNLESS THE OFFER IS FURTHER EXTENDED.

    Cooker Restaurant Corporation, an Ohio corporation (the "Company"), has invited its shareholders to tender up to 4,000,000 shares of its Common Stock, without par value (such shares, together with the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of February 1, 1990, between the Company and National City Bank as Rights Agent, are hereinafter referred to as the "Shares"), to the Company at prices not greater than $12.00 nor less than $10.50 per Share in cash, as specified by tendering shareholders, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase, dated August 12, 1998 (the "Offer to Purchase"), as amended and supplemented by this Supplement to the Offer to Purchase, and in the related Letter of Transmittal (which together constitute the "Offer").

    The Company has amended the Offer to (i) extend the Expiration Date (as defined below) to Friday, September 25, 1998, (ii) disclose that the Company has been advised that its Chairman and Chief Executive Officer intends to tender a greater number of Shares in the Offer than the number set forth in the Offer to Purchase, and (iii) to describe alternate financing arrangements that the Company anticipates will be used to finance the Offer and pay related fees and expenses and the effects of those alternate financing arrangements on the Company's capital structure. The Company believes that such alternate financing arrangements are more favorable to the Company than the Sale-Leaseback Transactions described in the Offer to Purchase and does not currently anticipate consummating such Sale-Leaseback Transactions in order to finance the Offer.

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS CONDITIONED UPON THE COMPANY HAVING OBTAINED SUFFICIENT FINANCING TO FUND THE PURCHASE OF SHARES TENDERED IN THE OFFER, AND PAY ALL RELATED FEES AND EXPENSES. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6 OF THE OFFER TO PURCHASE AND SECTION 3 OF THIS SUPPLEMENT.

    THE BOARD OF DIRECTORS OF THE COMPANY (THROUGH A SPECIAL COMMITTEE, AS SET FORTH IN SECTION 10 OF THE OFFER TO PURCHASE) HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. FOUR OF THE COMPANY'S DIRECTORS HAVE INFORMED THE COMPANY THAT THEY INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 10 OF THE OFFER TO PURCHASE AND SECTION 7 OF THIS SUPPLEMENT. EXCEPT AS SET FORTH IN SECTION 10 OF THE OFFER TO PURCHASE AND SECTION 7 OF THIS SUPPLEMENT, THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTEND TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 10 OF THE OFFER TO PURCHASE AND
SECTION 7 OF THIS SUPPLEMENT.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                          DONALDSON, LUFKIN & JENRETTE

               The date of this Supplement is September 18, 1998.

                                   IMPORTANT

     Any shareholder wishing to tender all or any part of his or her Shares should either (a) complete and sign a Letter of Transmittal (or a facsimile thereof) circulated with the Offer to Purchase in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee or an Agent's Message (as defined below) and any other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), and either mail or deliver the stock certificates for such tendered Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry delivery set forth in Section 3 of the Offer to Purchase, or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase.

     Tendering shareholders may use the original Letter of Transmittal and the original Notice of Guaranteed Delivery previously circulated with the Offer to Purchase. Shareholders who previously have validly tendered and not withdrawn Shares pursuant to the Offer are not required to take any further action in order to tender Shares pursuant to the Offer except as may be required by the guaranteed delivery procedure if such procedure was utilized. See Section 3 of the Offer to Purchase.

     Additional copies of this Supplement, the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers set forth on the back cover of this Supplement. Shareholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

To the Holders of Common Stock of Cooker Restaurant Corporation:

                                  INTRODUCTION

     The following information amends and supplements the Company's Offer to Purchase. Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase. Unless the context requires otherwise, terms not defined herein have the meaning ascribed to them in the Offer to Purchase.

1.  INTRODUCTION.

     The third and fourth full paragraphs of page 6 of the Offer to Purchase are amended and restated in their entirety as follows:

          The Company's obligation to purchase Shares pursuant to the Offer is conditioned upon, among other things, sufficient financing being obtained by the Company to fund the purchase of Shares tendered in the Offer and pay all related fees and expenses pursuant to the terms of the financing commitments described in Section 2 ("Purpose of the Offer; Certain Effects of the Offer -- The Financing Transactions") or such other terms as the Company shall agree and as are not materially more onerous than as set forth in such commitments (the "Financing Condition").

          As described in Section 2, on September 15, 1998, the Company obtained from a third party a commitment for financing secured by certain restaurant equipment owned by the Company or one of its affiliates for $18,000,000 of proceeds (the "Equipment Loan"), and on September 14, 1998, the Company obtained from another third party a commitment to provide a $30,000,000 bridge loan and a $10,000,000 revolving line of credit as part of a $62,500,000 credit facility secured by a first mortgage on certain restaurant properties owned by the Company or one of its affiliates (the "Credit Facility" and, together with the Equipment Loan, the "Financing Transactions"). The commitment of such third party to provide its portion of the Credit Facility is conditioned upon a bridge loan participation in the Credit Facility (the "Bridge Loan Participation") by the lender under the Company's existing revolving credit facility (the "Existing Term Loan") for $22,500,000 of the Credit Facility, and on September 16, 1998, the Company received a written commitment and waiver from such lender (i) committing to provide the Bridge Loan Participation and (ii) consenting to the Equipment Loan. The consent of such lender with respect to the Equipment Loan is conditioned upon the closing of the Bridge Loan Participation. The Company currently expects that the Credit Facility subsequently will be converted to permanent financing, pursuant to the terms and conditions of the commitment with respect to the Credit Facility. If the Financing Transactions have not been consummated, and funds have not otherwise been obtained on terms not materially more onerous than those contemplated by the written commitments described in Section 2 on or prior to the Expiration Date, in an amount sufficient to finance the Company's purchase of Shares tendered pursuant to the Offer and to pay related fees and expenses, the Company intends to extend the Expiration Date from time to time for a period not to extend beyond October 30, 1998 until such Financing Transactions have been consummated, or such funds have otherwise been obtained, and the other conditions to the Offer have been satisfied or waived.

     The last paragraph beginning on page 6 and continuing on page 7 of the Offer to Purchase is amended and restated in its entirety as follows:

          The Special Committee of the Company's Board of Directors (described in Section 10) believes that the Offer is in the best interests of the Company. The Offer affords to those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. The Company believes that the Offer and the Financing Transactions will be accretive to earnings per share (on both a basic and diluted basis) in the Company's current fiscal year ending January 3, 1999 and in the fiscal year ending January 2, 2000, but there can be no assurance to that effect. In connection with the completion of the Financing Transactions and the Offer, the

     Company intends to repay the amount outstanding under the Existing Term Loan with the proceeds of the Credit Facility.

2.  EXPIRATION DATE.

     The first full paragraph on page 8 of the Offer to Purchase is hereby amended and restated in its entirety as follows:

          Upon the terms and subject to the conditions of the Offer, the Company will purchase 4,000,000 Shares or such lesser number of Shares as are validly tendered (and not withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at prices not greater than $12.00 nor less than $10.50 per Share. The term "Expiration Date" means 5:00 p.m., New York City time, on Friday, September 25, 1998, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer, as so extended by the Company, shall expire. See
     Section 14 for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right, in its sole discretion, to purchase more than 4,000,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See Section 14. In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be eligible for proration, except for Odd Lots as explained below. The proration period also expires on the Expiration Date.

3.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     The second full paragraph under the caption "The Offer" on page 10 of the Offer to Purchase is amended and restated in its entirety as follows:

          The Special Committee of the Company's Board of Directors (described in Section 10) believes that the Offer is in the best interests of the Company. The Offer affords to those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. The Company believes that the Offer and the Financing Transactions will be accretive to earning per share (on both a basic and a diluted basis) in the Company's current fiscal year ending January 3, 1999 and in the fiscal year ending January 2, 2000, but there can be no assurance to that effect.

     The caption "The Sale-Leaseback Transactions and Related Transactions" on page 10 of the Offer to Purchase, and the discussion under such caption, is deleted in its entirety and replaced by the following caption and discussion:

                           THE FINANCING TRANSACTIONS

          The amount required to fund the purchase of Shares tendered in the Offer (assuming a purchase price of $12.00 per Share) and pay related fees and expenses of such transactions is estimated to be approximately $52 million.

          The Company intends to finance the Offer and pay related fees and expenses by entering into (i) an Equipment Loan with respect to certain of the new and used restaurant equipment (the "Equipment") owned by the Company and its subsidiary, CGR Management Corporation, a Florida corporation; and (ii) a Credit Facility secured by a first mortgage on certain real estate properties owned by the Company or its affiliate, Southern Cooker Limited Partnership, an Ohio limited partnership, where the Company's restaurants are located (the "Properties"). On September 16, 1998, the Company obtained from First Union National Bank ("First Union") a written commitment and waiver (the "First Union Letter"), whereby First Union (i) committed to participate as a lender under the Credit Facility and (ii) consented to the Equipment Loan. First Union's consent to the Equipment Loan is conditioned upon the closing of First Union's participation as a lender under the Credit Facility. The Offer is conditioned upon the closing of the Financing Transactions in an amount sufficient to (i) finance the Offer and (ii) pay related fees and expenses. If the Financing Transactions have not been consummated, and funds have not otherwise been obtained on terms not materially more onerous to the Company than those contemplated by the Commitment Letters (defined below) on or prior to the Expiration Date in an amount sufficient to finance the Company's purchase of Shares tendered pursuant to the Offer and to pay related fees and expenses, the Company intends to extend the Expiration Date from time to time for a period not to extend beyond October 30, 1998 until such Financing Transactions have been consummated, or such funds have otherwise been obtained, and the other conditions to the Offer have been satisfied or waived.

     The Equipment Loan. On September 15, 1998, the Company obtained a written commitment letter (the "CIT Commitment Letter") from The CIT Group/Equipment Financing, Inc. ("CIT") with respect to the Equipment Loan, providing for a loan in the principal amount of $18 million secured by certain of the Equipment, on the terms and conditions described in the CIT Commitment Letter.

     The CIT Commitment Letter provides that the principal and interest amounts due with respect to the Equipment Loan shall be repaid over a five-year term and calculated based upon a seven-year amortization schedule. The CIT Commitment Letter provides that the interest on the Equipment Loan, prior to maturity, will be a fixed per annum rate equal to the yield to maturity on actively traded U.S. Treasury Securities having a remaining term to maturity closest to the average life of the Equipment Loan plus 1.85%. The Company currently expects that the interest rate on the Equipment Loan will be fixed at approximately 6.76%.

     The closing of the Equipment Loan is subject to certain conditions, including (i) the determination by CIT in its sole discretion that the Equipment and its location is acceptable; (ii) the receipt by CIT of (a) any landlord or mortgagee waivers as may be required by its counsel, (b) certain financial information regarding the Company, and (c) a satisfactory bank credit reference from the lender under the Company's Existing Term Loan; (iii) the non-occurrence of any material adverse change in the financial condition or business prospects of the Company or any guarantor or any other party to whom CIT may have recourse with respect to the Equipment Loan; and (iv) the execution and delivery to CIT of definitive documentation, including a note and security agreement, with respect to the Equipment Loan. It is currently anticipated that the definitive documentation for the Equipment Loan will be customary for transactions of that nature.

     The Credit Facility. On September 14, 1998, the Company obtained a written commitment letter (the "NationsBank Commitment Letter" and, together with the CIT Commitment Letter and the First Union Letter, the "Commitment Letters") from NationsBank of Tennessee, N.A. ("NationsBank"), providing for a $30,000,000 bridge loan and a $10,000,000 revolving line of credit as part of a $62,500,000 Credit Facility secured by a first mortgage on certain Properties, on the terms and conditions described in the NationsBank Commitment Letter. The NationsBank Commitment Letter is conditioned upon the Bridge Loan Participation from First Union National Bank ("First Union"), the lender under the Existing Term Loan, and on September 16, 1998 the Company received the First Union Letter, which provides for a $22,500,000 Bridge Loan Participation in the Credit Facility on the terms and conditions described in the NationsBank Commitment Letter.

     The NationsBank Commitment Letter provides that the Credit Facility will have a 66-month maturity. The NationsBank Commitment Letter provides that the rate of interest charged on the Credit Facility will be the 30-day LIBOR rate (as determined by NationsBank and adjusted for reserves), plus an applicable margin of no less than 1% and no greater than 2.25%, based upon the Company's ratio of outstanding senior debt to EBITDA on a rolling four-quarter basis. Under the terms of the NationsBank Commitment Letter, during the 180-day period following the closing of the Credit Facility, the Company has the opportunity to replace the Credit Facility with permanent financing on some or all of the Properties from another financing source and/or to convert the Credit Facility, or some portion thereof, to permanent financing, consisting of a term loan and/or a revolving line of credit (with the amount of such revolving line of credit not to exceed $10,000,000), with NationsBank and the other banks participating in the Credit Facility (the "Permanent Financing"). Under the terms of the NationsBank Commitment Letter, (i) the Permanent Financing may consist of a term loan and/or a revolving credit facility, each with a 60-month maturity, (ii) any portion of the Permanent Financing that consists of a term loan held by First Union will have an 84-month mortgage amortization with a 60-month balloon, and (iii) any portion of the Permanent Financing that consists of a term loan held by NationsBank will have a 180-month level principal amortization with a 60-month balloon. The Company currently expects to convert the full Credit Facility to such Permanent Financing.

     The closing of the Credit Facility is subject to certain conditions, including (i) the satisfactory completion by NationsBank and First Union of their due diligence investigation with respect to, among other things, title, appraisal, insurance, environmental and other matters relating to the Properties, and the Company's Year 2000 preparedness, (ii) the absence of any material adverse change in the condition of the Company, and (iii) the execution and delivery to NationsBank and First Union of definitive documentation with respect to the Credit Facility. It is anticipated that the definitive documentation for the Credit Facility will be customary for transactions of that nature.

     The documentation for the Credit Facility will contain financial and other covenants customary for such transactions, including maintenance of certain fixed charge coverage, senior funded debt to EBITDA and rent coverage ratios, certain debt limitations and the requirement that the Company enter into an interest rate hedge program with respect to a portion of the Credit Facility. It is expected that the documentation for the Equipment Financing will also contain financial and other covenants customary for such transactions.

     Copies of the Commitment Letters have been filed as exhibits to Amendment No. 3 to the Company's Issuer Tender Offer Statement on Schedule 13E-4. Reference is made to such exhibits for a more complete description of the Financing Transactions.

     THE BOARD OF DIRECTORS (THROUGH A SPECIAL COMMITTEE, AS SET FORTH IN
SECTION 10) OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. FOUR OF THE COMPANY'S DIRECTORS HAVE INFORMED THE COMPANY THAT THEY INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 10. EXCEPT AS SET FORTH IN
SECTION 10, THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 10.

4.  SOURCE AND AMOUNT OF FUNDS.

     The discussion set forth in Section 8 of the Offer to Purchase is amended and restated in its entirety as follows:

          Assuming that the Company purchases 4,000,000 Shares pursuant to the Offer at a purchase price of $12.00 per Share, the Company expects that the maximum amount required to finance the Offer and the payment of related fees and expenses will be approximately $52 million. The Company expects to obtain financing for such transactions pursuant to the Financing Transactions described in Section 2 ("Purpose of the Offer; Certain Effects of the Offer -- The Financing Transactions"). The Offer is conditioned upon, among other things, the Company having obtained sufficient financing to fund the purchase of Shares tendered in the Offer and pay all related fees and expenses pursuant to the terms of the financing commitments described in Section 2.

5.  LETTERS OF TRANSMITTAL.

     The Company has not printed or distributed new Letters of Transmittal or other ancillary documents in connection with this Supplement to the Offer to Purchase. Stockholders should use the originally distributed Letters of Transmittal and ancillary documents, as appropriate. If needed, additional copies of such documents may be obtained from the Information Agent. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

6.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     The introductory paragraph to the Summary Unaudited Consolidated Pro Forma Financial Information on page 20 of the Offer to Purchase is hereby amended and restated in its entirety as follows:

          The following summary unaudited consolidated pro forma financial information gives effect to the purchase of Shares pursuant to the Offer, the Financing Transactions and the payment of related fees and expenses, based on the assumptions described in the Notes to Summary Unaudited Consolidated Pro Forma Financial Information below, as if such transactions had occurred on the first day of each of the periods presented, with respect to operating statement data, and on June 28, 1998 and December 27, 1997, with respect to balance sheet data. The summary unaudited consolidated pro forma financial information should be read in conjunction with the summary historical consolidated financial information incorporated herein by reference and does not purport to be indicative of the results that would actually have been obtained, or results that may be obtained in the future, or the financial condition that would have resulted, if the purchase of the Shares pursuant to the Offer, the Financing Transactions and the payment of related fees and expenses had been completed at the dates indicated.

     The Summary Unaudited Consolidated Pro Forma Financial Information and the Notes to Summary Unaudited Consolidated Pro Forma Financial Information set forth on pages 21 through 23 of the Offer to Purchase are amended and restated in their entirety as follows:

         SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                  SIX MONTHS ENDED                       FISCAL YEAR ENDED
                                                    JUNE 28, 1998                        DECEMBER 28, 1997
                                        -------------------------------------   ------------------------------------
                                                      PRO FORMA                               PRO FORMA
      STATEMENT OF INCOME DATA:         HISTORICAL   ADJUSTMENTS    PRO FORMA   HISTORICAL   ADJUSTMENTS   PRO FORMA
      -------------------------         ----------   -----------    ---------   ----------   -----------   ---------
Sales.................................  $   80,389    $             $  80,389   $  135,458    $            $ 135,458
                                        ----------    ---------     ---------   ----------    ---------    ---------
Cost of Sales:
  Food and beverage...................      22,917                     22,917       38,762                    38,762
  Labor...............................      27,784                     27,784       46,711                    46,711
  Restaurant operating expenses.......      14,332                     14,332       23,662                    23,662
  Restaurant depreciation.............       3,020                      3,020        4,966                     4,966
  General and administrative..........       4,942                      4,942        9,854                     9,854
  Interest expense, net...............       1,326        2,043c,d      3,369        1,689        5,049c,d     6,738
                                        ----------    ---------     ---------   ----------    ---------    ---------
                                            74,321        2,043        76,364      125,644        5,049      130,693
                                        ----------    ---------     ---------   ----------    ---------    ---------
Income before income taxes and
  cumulative effect of a change in
  accounting principle................       6,068       (2,043)        4,025        9,814       (5,049)       4,765
Provision for income taxes before
  cumulative effect of a change in
  accounting principle................       1,890         (811)f       1,079        3,362       (1,952)f      1,410
                                        ----------    ---------     ---------   ----------    ---------    ---------
     Income before cumulative effect
       of a change in accounting
       principle......................       4,178       (1,232)        2,946        6,452       (3,097)       3,355
Cumulative effect of a change in
  accounting for preoperational costs
  (net of tax)........................          --                                     496           31          527
                                        ----------    ---------     ---------   ----------    ---------    ---------
  Net income..........................  $    4,178    $  (1,232)    $   2,946   $    5,956    $  (3,128)   $   2,828
                                        ==========    =========     =========   ==========    =========    =========
Basic earnings per share:
  Income before cumulative effect of
     change in accounting principle...  $     0.41    $    0.07     $    0.48   $     0.64    $   (0.08)   $    0.56
  Cumulative effective of change in
     accounting for preoperational
     costs............................          --           --            --        (0.05)       (0.04)       (0.09)
                                        ----------    ---------     ---------   ----------    ---------    ---------
  Net Income..........................  $     0.41    $    0.07     $    0.48   $     0.59    $   (0.12)   $    0.47
                                        ==========    =========     =========   ==========    =========    =========
Diluted earnings per share:
  Income before cumulative effect of
     change in accounting principle...  $     0.41    $    0.06     $    0.47   $     0.63    $   (0.10)   $    0.53
  Cumulative effect of change in
     accounting for preoperational
     costs............................  $       --           --            --        (0.05)       (0.03)       (0.08)
                                        ----------    ---------     ---------   ----------    ---------    ---------
  Net Income..........................  $     0.41    $    0.06     $    0.47   $     0.58    $   (0.13)   $    0.45
                                        ==========    =========     =========   ==========    =========    =========
Dividends per share...................  $     0.07    $      --     $    0.07   $     0.07    $      --    $    0.07
Ratio of earnings to fixed charges....        4.67                       2.17         4.93                      1.63
Dividend dollars paid.................         702                        422          702                       422
Common Shares that dividends were paid
  on..................................  10,023,000    4,000,000     6,023,000   10,035,000    4,000,000    6,035,000
Common Shares Issued and
  Outstanding.........................  10,159,000    4,000,000     6,159,000   10,021,000    4,000,000    6,021,000
Weighted Average Shares -- Basic......  10,078,000    4,000,000     6,078,000   10,024,000    4,000,000    6,024,000
Weighted Average Shares -- Diluted....  10,253,000    4,000,000     6,253,000   10,287,000    4,000,000    6,287,000

              (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                            SIX MONTHS ENDED                        FISCAL YEAR ENDED
                                             JUNE 28, 1998                          DECEMBER 28, 1997
                                 --------------------------------------   --------------------------------------
                                               PRO FORMA                                PRO FORMA
                                 HISTORICAL   ADJUSTMENTS    PRO FORMA    HISTORICAL   ADJUSTMENTS    PRO FORMA
                                 ----------   -----------    ----------   ----------   -----------    ----------
BALANCE SHEET AND OTHER
  DATA:

ASSETS
Current Assets:
  Cash and cash equivalents....  $    4,504   $   (1,790)e   $    2,714   $    4,685   $   (1,790)e   $    2,895
  Inventory....................       1,496                       1,496        1,509                       1,509
  Land held for sale...........          55                          55           55                          55
  Prepaid and other current
     assets....................         791                         791        1,057                       1,057
                                 ----------   ----------     ----------   ----------   ----------     ----------
          Total current
            assets.............       6,846       (1,790)         5,056        7,306       (1,790)         5,516
Property and equipment.........     139,812                     139,812      134,190                     134,190
Other assets...................       1,558        1,100d         2,658        1,425        1,100d         2,525
                                 ----------   ----------     ----------   ----------   ----------     ----------
                                 $  148,216   $     (690)    $  147,526   $  142,921   $     (690)    $  142,231
                                 ==========   ==========     ==========   ==========   ==========     ==========
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current liabilities:
  Current maturities long-term
     debt......................  $    3,300   $     (580)    $    2,720   $       --   $    7,891     $    7,891
  Notes payable................         425                         425           --                           0
  Accounts payable.............       4,207                       4,207        4,668                       4,668
  Accrued liabilities..........       6,810                       6,810        6,857                       6,857
  Income taxes payable.........         848                         848           61                          61
                                 ----------   ----------     ----------   ----------   ----------     ----------
          Total current
            liabilities........      15,590         (580)        15,010       11,586        7,891         19,477
Long-term debt.................      39,115       48,580c        87,695       42,415       40,109c        82,524
Deferred income taxes..........       1,813                       1,813        1,813                       1,813
Other liabilities..............         629                         629          635                         635
                                 ----------   ----------     ----------   ----------   ----------     ----------
          Total liabilities....      57,147       48,000        105,147       56,449       48,000        104,449
                                 ----------   ----------     ----------   ----------   ----------     ----------
Shareholders' equity:
  Common Shares, without par
     value; authorized,
     30,000,000 shares.........      62,555                      62,555       63,039                      63,039
  Retained earnings............      33,047                      33,047       29,570                      29,570
  Treasury stock at cost.......      (4,533)     (48,690)a,b    (53,223)      (6,137)     (48,690)a,b    (54,827)
                                 ----------   ----------     ----------   ----------   ----------     ----------
          Total shareholders'
            equity.............      91,069      (48,690)        42,379       86,472      (48,690)        37,782
                                 ----------   ----------     ----------   ----------   ----------     ----------
                                 $  148,216   $     (690)    $  147,526   $  142,921   $     (690)    $  142,231
                                 ==========   ==========     ==========   ==========   ==========     ==========
Book value per Common Share....  $     8.96                  $     6.88   $     8.63                  $     6.27
Common Shares Issued and
  Outstanding..................  10,159,000   (4,000,000)b    6,159,000   10,022,000   (4,000,000)b    6,022,000
Common Shares Issued...........  10,548,000                  10,548,000   10,548,000                  10,548,000
Treasury Shares at cost........     389,000    4,000,000b     4,389,000      526,000    4,000,000b     4,526,000

                    NOTES TO SUMMARY UNAUDITED CONSOLIDATED
                        PRO FORMA FINANCIAL INFORMATION

(1) The following assumptions were made in presenting the summary unaudited consolidated pro forma financial information:

          (a) The information assumes that 4,000,000 Shares are repurchased and recorded as Treasury Stock at $12 per share.

          (b) Expenses directly related to the Offer are assumed to be $690,000 and have been charged against Treasury Stock.

          (c) The purchase price is assumed to be financed with a mortgage and/or bank financing as follows:

              Bank A: $18,000,000 for 5 years at 6.76% with a 7-year amortization. Secured by equipment.

              Bank B: $40,000,000 for 5 years at 7.90% with a 15-year amortization, consisting of a Term Loan of $30,000,000 and a Line of Credit $10,000,000.

              Bank C: $22,500,000 for 5 years at 7.90% with a 7-year
                      amortization.

          (d) Expenses directly related to the financing are assumed to be $1,100,000, and capitalized and amortized over 5 years.

          (e) Cash is decreased by $1,790,000 in connection with the payment of fees and expenses related to the Financing Transactions and the Offer.

          (f) The impact of these pro forma adjustments results in a net reduction in the Company's effective tax rate. The resulting rates are 26.8% and 29.6% for the periods ended June 28, 1998 and December 28, 1997, respectively.

(2) Book value per share is calculated by dividing common shareholders' equity by the number of common and pro forma shares outstanding at the end of the period.

(3) For purposes of computing the ratio of earnings to fixed charges, "earnings" has been calculated by adding to the caption "income before income taxes and cumulative effect of a change in accounting principle," fixed charges, excluding capitalized interest. "Fixed Charges" consists of interest expense whether capitalized or expensed, amortization of debt costs, and the portion of rents representing the interest factor, which the Company generally calculates as 8.0%.

7. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     The fourth full paragraph on page 24 of the Offer to Purchase is hereby amended and restated in its entirety as follows:

          The Company has been advised that G. Arthur Seelbinder, Chairman and Chief Executive Officer, intends to tender up to 737,562 Shares (or approximately 99% of the Shares currently owned by Mr. Seelbinder, excluding options) in the Offer. Mr. Seelbinder has informed the Company that he will use certain of the net after tax proceeds he may receive as a result of the tender of such Shares in the Offer to repay a portion of the Loan (described below).

8.  MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licenses under the laws of such jurisdiction.

     Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission amendments to the Issuer Tender Offer Statement on Schedule 13E-4 furnishing additional information with respect to the Offer and may file additional amendments thereto. Such Schedule 13E-4 and any and all amendments thereto, including exhibits, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 of the Offer to Purchase with respect to information concerning the Company.

     Except as modified by this Supplement and any amendments to the Schedule 13E-4, the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase and the related Letter of Transmittal.

                                          COOKER RESTAURANT CORPORATION

September 18, 1998

     Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

           BY MAIL:                 BY OVERNIGHT DELIVERY:                 BY HAND:
         P.O. Box 3301                85 Challenger Road           120 Broadway, 13th Floor
  South Hackensack, NJ 07606          Mail Drop -- Reorg              New York, NY 10271
                                   Ridgefield Park, NJ 07660
Attn: Reorganization Department Attn: Reorganization Department Attn: Reorganization Department
                                  BY FACSIMILE TRANSMISSIONS:
                                  (for Eligible Institutions
                                             only)
                                        (201) 296-4293
                                     CONFIRM BY TELEPHONE:
                                        (201) 296-4860

     Additional copies of the Offer to Purchase, this Supplement, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below. Shareholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                              450 West 33rd Street
                                   14th Floor
                            New York, New York 10001

                 BANKS AND BROKERS CALL COLLECT: (212) 273-8080
                   ALL OTHERS CALL TOLL-FREE: (800) 549-9249

                      THE DEALER MANAGER FOR THE OFFER IS:

                          DONALDSON, LUFKIN & JENRETTE
                                277 Park Avenue
                            New York, New York 10172
                          CALL COLLECT: (212) 892-3644

September 18, 1998